Exhibit 99.1

Behringer Harvard Breaks Ground for Second Phase of Allegro,
a Luxury Multifamily Community in North Dallas

DALLAS, February 3, 2012 — Behringer Harvard announced today that ground has been broken for the development of Allegro II, the second phase of a luxury multifamily community it acquired in December 2010. Allegro II is slated to add 121 apartment homes developed on an adjacent 1.2-acre site in a style that complements the stabilized 272-unit first phase of the community.

Allegro is located at 15750 Spectrum Drive in Addison Circle, a 70-acre mixed-use development on a site with frontage on Dallas Parkway, a major north/south toll road providing easy access to most areas of the Dallas-Fort Worth Metroplex.

“Allegro I has been popular with young professionals who appreciate its proximity to major Dallas employment centers, world-class retail centers and numerous dining and entertainment venues,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “Allegro II will complement Allegro I by enabling us to continue to offer the same level of quality, amenities and features that have made Allegro I so popular with our residents, while providing flexible floor plan options which we expect will appeal to a broad range of potential Allegro residents. All Allegro II residents also will have access to the community’s extensive common-area amenities.”

The Allegro community offers residents a resort-style pool and spa with private cabanas and lounge, an outdoor games deck and spin-biking area, two landscaped courtyards, a barbecue area, a state-of-the-art fitness center, a game room with kitchen and billiards table, a tanning bed, and a business center. Development plans for Allegro II include units with luxury finishes similar to Phase I’s including brushed nickel hardware, stainless steel appliances, granite countertops, private patios or balconies, and full-size washers and dryers.

Including the second phase of Allegro, the Behringer Harvard Multifamily REIT I, Inc. portfolio consists of investments in 43 multifamily communities in 13 states, comprising 11,295 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. Forward-looking statements in this document

– more –

speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

# # #